UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2007

U.S. Energy Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-10238	52-1216347
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 Lexington Avenue 15th Floor New York, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 588-8901

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

U.S. Energy Systems, Inc. (the “Company”) and certain of its subsidiaries entered into agreements with the Company’s lenders effective October 2, 2007 that waive or modify certain provisions of the Company’s financing arrangements as described below and under Item 8.01, “Other Events”.

Waiver Relating to First Lien Credit Agreement

GBGH, LLC (“GBGH”), a subsidiary of the Company, entered into a letter waiver dated as of September 26, 2007 with the parties to the First Lien Credit Agreement, dated as of August 7, 2006 (the “First Lien Credit Agreement”), among GBGH, the lenders party thereto, Credit Suisse, Cayman Islands Branch, as First Lien Collateral Agent and First Lien Administrative Agent, and Credit Suisse Securities (USA) LLC, as Sole Lead Arranger and Sole Bookrunner. The waiver permits the Company’s UK subsidiaries to draw up to £2,000,000 from restricted cash reserves under the First Lien Credit Agreement and the Second Lien Credit Agreement (referred to below) to pay for certain operational and capital expenditures in connection with the Company’s UK operations and certain other obligations related to the Company’s financing and hedging arrangements, all as approved by the lenders.

Waiver Relating to Second Lien Credit Agreement

GBGH also entered into a letter waiver dated as of September 26, 2007 with the parties to the Second Lien Credit Agreement, dated as of August 7, 2006 (the “Second Lien Credit Agreement”), among GBGH, the lenders party thereto, Credit Suisse, Cayman Islands Branch, as Second Lien Collateral Agent and Second Lien Administrative Agent, and Credit Suisse Securities (USA) LLC, as Sole Lead Arranger and Sole Bookrunner. The waiver permits the Company’s UK subsidiaries to draw up to £2,000,000 from restricted cash reserves under the First Lien Credit Agreement and the Second Lien Credit Agreement to pay for certain operational and capital expenditures in connection with the Company’s UK operations and certain other obligations related to the Company’s financing and hedging arrangements, all as approved by the lenders.

Amendment to Biogas Credit And Guaranty Agreement

U.S. Energy Biogas Corp. (“USEB”), a subsidiary of the Company, entered into a First Amendment, dated as of September 28, 2007 (the “First Amendment”), to the Credit and Guaranty Agreement, dated as of May 31, 2007 (the “Biogas Credit Agreement”), by and among USEB, certain subsidiaries of USEB, the lenders from time to time party thereto, and Silver Point Finance, LLC (“Silver Point”), as administrative agent, collateral agent and lead arranger, in connection with the extension of an additional term loan in the amount of $3,000,000 (the “First Amendment Loan”).

The First Amendment, among other things, (i) permits the First Amendment Loan to be used by USEB to make an intercompany loan to its parent, the Company, and to pay fees associated with the First Amendment Loan, (ii) modifies the terms of the Biogas Credit Agreement to permit the First Amendment Loan to be repaid without any penalty or premium, (iii) extends the date by which USEB must maintain one or more interest swap agreements, and (iv) extends the date by which certain affiliated entities are required to become guarantors under the Biogas Credit Agreement.

Amendment and Consent to Overseas Credit and Guaranty Agreement

U.S. Energy Overseas Investments LLC (“Overseas”), a subsidiary of the Company, and the Company entered into the Second Amendment and Consent, dated as of September 28, 2007 (the “Second Amendment”), to the Credit and Guaranty Agreement, dated as of August 7, 2006 (the “Overseas Credit

Agreement”), by and among Overseas, the Company, as Guarantor, the lenders from time to time party thereto, and Silver Point, as administrative agent, collateral agent and lead arranger, in connection with the modification of certain terms of the Overseas Credit Agreement.

The Second Amendment, among other things, (i) permits USEB to incur the additional indebtedness in the First Amendment to the Biogas Credit Agreement, and (ii) permits USEB to use the proceeds of that indebtedness to make the intercompany loan to the Company.

Waivers and Modifications Relating to Equity Support Agreement

The Company and its subsidiaries GBGH, UK Energy Systems Limited (“UKES”), Viking Petroleum UK Limited, Viking UK Gas Limited (“Viking UK Gas”), RGS Energy Limited (“RGS”) and Madison Energy Management Limited, have entered into letter agreements dated August 3, 2007 and as of September 26, 2007 with the financing parties to the First Lien Credit Agreement and to the Second Lien Credit Agreement and with Silver Point as collateral agent under the Overseas Credit Agreement to provide for (i) the deferral until November 30, 2007 of the payment of certain capital contribution obligations under the Equity Support Agreement, dated as of August 7, 2006, among the Company, GBGH and Credit Suisse, and (ii) the deferral of certain other payment obligations arising in connection with the Equity Support Agreement. These waivers and modifications also permit USEB to incur the additional indebtedness in the First Amendment to the Biogas Credit Agreement, and to use the proceeds of that indebtedness to make the intercompany loan to the Company.

Waiver and Modification to Emissions Allowances Trade Agreement

The Company, Overseas, GBGH, UKES, Viking UK Gas and RGS entered into a letter agreement, dated as of September 27, 2007, with Credit Suisse Energy, LLC (“CS Energy”) to provide for scheduled payments to CS Energy of certain stipulated amounts to satisfy obligations stemming from outstanding defaults under (i) the Emissions Allowances Trade Agreement for the EU Scheme, dated as of August 7, 2006, between RGS and CS Energy, (ii) a guaranty of UKES in favor of CS Energy, and (iii) the Collateral Deed, dated as of August 7, 2006, by and among RGS, Viking UK Gas and CS Energy, together with subsequent letter agreements and waivers relating to the Emissions Allowances Trade Agreement, using proceeds of the modifications to the Company’s financing arrangements referred to above.

Relationship with Silver Point

Silver Point has a prior relationship with the Company. In connection with the Company’s acquisition of the UK assets in 2006, Overseas borrowed approximately $23.3 million from certain lenders pursuant to the Overseas Credit Agreement, which was arranged by Silver Point. In connection with this financing, the Company issued to Silver Point’s designees Series G Warrants exercisable until February 2014 to acquire approximately 5.5 million shares of the Company’s common stock, or approximately 20% of the outstanding shares if exercised currently. In addition, in connection with USEB’s emergence from bankruptcy, USEB and certain of its subsidiaries entered into the Biogas Credit Agreement, which provides for borrowings up to an aggregate principal amount of $83,000,000. Under the Biogas Credit Agreement, substantially all of USEB’s subsidiaries guarantee the repayment of the loan obligations and have granted to Silver Point a first priority lien on substantially all of their assets. In addition, the Company has granted to Silver Point a first-priority pledge of its 100% equity interest in USEB.

A copy of the related news release is attached to this Current Report as Exhibit 99.1.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Failure to Meet NASDAQ Panel’s Quarterly Report Filing Deadlines

As discussed in the Current Report of the Company on Form 8-K filed August 23, 2007, the NASDAQ Listing Qualification Panel (“NASDAQ Panel”) had granted the Company an extended period in which to file its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007 following notice from NASDAQ that the Company’s failure to timely file Quarterly Reports on Form 10-Q was not in compliance with the continued listing requirements set out in NASDAQ Marketplace Rule 4310(c)(14). The Company failed to file its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007 by the deadlines of September 21 and 28, 2007 as required by the terms of a decision by the NASDAQ Panel. The Company submitted a request to the NASDAQ Panel for a further extension of time to file these reports on October 1, 2007. There can be no assurance that the NASDAQ Panel will grant any further extension and consequently that the Company’s shares of common stock will remain listed on The NASDAQ Stock Market.

Notice of Failure to Satisfy a Continued Listing Rule

On October 1, 2007, the Company received a letter from the NASDAQ Stock Market notifying the Company of its non-compliance with Marketplace Rule 4310(c)(4) (“the Rule”), because for 30 consecutive business days, the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for continued listing. In accordance with Marketplace Rule 4310(c)(8)(D), the Company has been provided 180 calendar days, or until March 31, 2008, to regain compliance. If, at anytime before March 31, 2008, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will provide written notification that the Company complies with the Rule. If compliance with this Rule cannot be demonstrated by March 31, 2008, NASDAQ will determine whether the Company meets The NASDAQ Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If it meets the initial listing criteria, NASDAQ will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, NASDAQ will provide written notification that the Company’s common stock will be delisted. At that time, the Company may appeal NASDAQ’s determination to delist its common stock to a Listing Qualifications Panel. The Company is not taking any immediate action at this time but is endeavoring to remain in compliance with the NASDAQ Stock Market’s listing qualifications.

A copy of the related news release is attached to this Current Report as Exhibit 99.1.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors or Certain Officers

On September 21, 2007, Mr. Richard Nevins resigned as Interim Chief Executive Officer of the Company effective September 30, 2007.

On September 30, 2007, Grant Emms tendered his resignation as Chief Executive Officer of the Company’s subsidiary, UK Energy Systems Limited (“UKES”), which the Company has accepted. Mr. Emms is working with potential investors who are engaged in discussions with the Company regarding a purchase of the Company’s UK assets.

Appointment of Certain Officers

On October 2, 2007, the Company announced that the Board of Directors appointed Joseph P. Reynolds as Chief Executive Officer and President of the Company and as Chief Executive Officer of the Company’s UKES subsidiary.

Mr. Reynolds, age 57, has served as interim Chief Executive Officer of UKES since June 25, 2007. Prior to his appointment as interim Chief Executive Officer of UKES, Mr. Reynolds had served as Programme Director of UKES since August 2006. Prior to his employment with UKES, Mr. Reynolds was employed by Dun Elmet Company, LLC, his own consulting business involved in the development of international oil, power and renewables projects, from 2003 to 2006, and as an international project executive for a subsidiary of Enron Corp. developing an LNG terminal and regasification project from 2002 to 2003. He has over 30 years of experience in the energy industry and has held operations and management positions with Occidental Petroleum, Tenneco Gas/El Paso, Enron and Unocal. During Mr. Reynolds’ career in the energy sector, he has developed and managed international midstream and downstream oil and gas facilities, as well as LNG, chemical and power generation projects, including renewable energy projects. He has been responsible for overseeing the development, financing and management of greenfield facilities and acquisitions, and the development of new technology, including heavy oil extraction, shale oil, ethanol and biomass. Mr. Reynolds holds an MBA from Durham University UK and a BS from the University of Alabama in petroleum/chemical processing. Mr. Reynolds also attended Teesside University (Polytechnic) UK, studying Electrical/Control Engineering. He is a registered professional engineer in Europe, a Chartered Chemical Engineer and a Chartered Scientist in the UK.

Mr. Reynolds was not appointed pursuant to any arrangement or understanding between him and any other person. There are no family relationships between Mr. Reynolds and any of the Company’s other directors or executive officers. There have been no related party transactions pertaining to Mr. Reynolds reportable under Item 404(a) of Regulation S-K.

A copy of the related news release is attached to this Current Report as Exhibit 99.1.

Compensatory Arrangements of Certain Officers

Mr. Reynolds has an employment agreement with UKES, amended on August 23, 2007, which expires in September 2008. Mr. Reynolds’s annual salary under the agreement is £150,000 ($305,550 based on current spot exchange rates), and provides for an annual automobile reimbursement allowance and a housing allowance in the UK. Mr. Reynolds is also entitled to reimbursement for three annual round trips with his spouse between the UK and the US. Mr. Reynolds has been paid a bonus of £25,000 in August 2007 and is entitled to a further bonus of £50,000 on the earlier of (i) completion of a sale, restructuring or refinancing of UKES or (ii) December 31, 2007. The agreement also provides for the following payments to Mr. Reynolds in the case of termination without cause or resignation by Mr. Reynolds for good reason: (i) any unpaid salary earned and accrued; (ii) the total remaining salary payments payable until the end of the original two-year term of the agreement; and (iii) a pro rata bonus, if applicable. Mr. Reynolds has agreed not to disclose certain confidential information at any time after termination of his employment.

Item 8.01.	Other Events.

On August 31, 2007, the Company filed a Current Report on Form 8-K indicating that the Company would require additional funding in September 2007 in order to continue to meet operating requirements and certain contractual obligations as they become due. In addition, it indicated that the

Company had insufficient funds to make certain required capital contributions required under the UK financing arrangements and that the Company was completing and analyzing results of a reserve report and seismic program in order to formulate a revised plan for the UK assets. The following disclosure provides certain updates to that prior filing. Unless otherwise stated herein, the disclosure provided in that Form 8-K remains accurate as of the date hereof.

Liquidity, Capital Program, Operations and Assets

The Company has successfully entered into arrangements with its lenders to fund short-term operating and capital requirements and to defer certain obligations. One of the Company’s senior lenders has extended additional credit to the Company in an amount not to exceed $3,000,000 to enable it to meet certain working capital deficiencies. In addition, the Company’s existing lenders have now agreed to allow the Company to draw down funds from restricted cash reserves to pay for certain operational and capital expenditures approved by the lenders in connection with the UK operations.

The Company’s lenders have made funds available to allow the Company to perform scheduled maintenance at the Knapton power plant and to undertake repairs at one of the UK gas wells. As previously reported in the Current Report on Form 8-K filed August 31, 2007, one of the producing wells did not return to production after it was shut down for collection system repairs. As a result of this shortfall in the production of gas, the power plant is producing at approximately 20% below its generating capacity, causing a reduction in revenues of approximately $13,000 per day. A workover of the well is needed to bring the well back into production. As previously disclosed, management estimates that this workover will cost approximately $1,000,000 and take 6 to 8 weeks from commencement to complete. There can be no assurance that the initial workover will be successful. If it is not successful, more expensive procedures may be required to bring the well back to production.

The Company’s lenders have also made funds available to allow the Company to continue a 3D seismic study of its UK gas reserve structures. The field work for the seismic study is expected to be completed shortly, and analysis of the field data is expected to be completed by January 2008. When complete, the 3D seismic study will provide the Company’s management with additional guidance regarding the optimal location of additional wells needed to monetize the gas identified in the reserve reports, which are expected to be updated before the end of the year.

In addition, the Company’s lenders have given it relief from capital contribution requirements under the UK financing arrangements. The Company previously reported that it had insufficient funds to make certain required payments that were due beginning in September 2007. Under the recent amendment to the UK financing documents, the Company’s lenders have permitted the Company to defer these capital contributions so that they are not due until November 30, 2007. Because the Company continues to be in non-monetary default under the UK financing arrangements however, it is required to pay interest at the default rate under the UK financing arrangements. This results in an additional monthly interest payment equal to approximately $220,000, of which approximately $92,000 is rolled up into principal under the terms of the UK financing documents.

Review of Strategic Alternatives

The Board of Directors is currently assessing how best to maximize the enterprise value of the Company for the benefit of shareholders. As previously announced in the Company’s Current Report on Form 8-K filed on August 6, 2007, the Company entered into a Letter of Intent for the sale of U.S. Energy Biogas Corp. (“USEB”) and is now evaluating additional proposals with respect to USEB. The Board also is exploring a range of strategic alternatives for the Company’s UK assets. It is in discussions with investors and strategic partners who could provide it with capital, expertise and resources to further develop the UK assets, and it also is engaged in discussions regarding the sale or partial sale of the UK assets. Additionally, the Board is analyzing a number of recapitalization and merger proposals at the parent level.

Notwithstanding the stabilizing steps listed above, the Company has a continuing requirement to effect a refinancing or other financial restructuring, which may require sales of assets or raising additional capital which could be significantly dilutive to existing shareholders. In addition, the Company’s continuing non-compliance with certain of its non-monetary obligations under the UK financing arrangements permits the financing parties to declare a default and accelerate the indebtedness and foreclose on the collateral; as such, additional defaults could occur in the future. The Company can furnish no assurance that it will be able to restructure existing indebtedness, raise additional capital or otherwise obtain funding for future operations and capital expenditure requirements. The failure to obtain additional financing or to restructure the existing indebtedness could result in the lenders foreclosing on the assets securing the indebtedness and/or bankruptcy or insolvency proceedings.

A copy of the related news release is attached to this Current Report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	News Release of U.S. Energy Systems, Inc. dated October 2, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Energy Systems, Inc.

By:	/s/ RICHARD AUGUSTINE
Richard Augustine
Vice President

Date: October 5, 2007